                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Brown & Sharpe Manufacturing Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

April 3, 1995


To the Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company to be held on Wednesday, May 3, 1995, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, RI.

     The accompanying formal Notice of Annual Meeting of Stockholders and Proxy Statement contain the principal items of business to be considered and acted upon at the meeting, including information about the Directors of the Company continuing in office and the four nominees for election as Directors for three-year terms. In addition to the matters to be formally acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

     We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. WHETHER OR NOT YOU PLAN TO PERSONALLY ATTEND THE MEETING, we urge you to mark, sign, date and promptly return the enclosed proxy card in the return envelope.

                                                     Sincerely yours,

                                                     /s/ Henry D. Sharpe, Jr.

                                                     Henry D. Sharpe, Jr.
                                                     Chairman of the Board

                      BROWN & SHARPE MANUFACTURING COMPANY
                      Precision Park, 200 Frenchtown Road
                    North Kingstown, Rhode Island 02852-1700
                            Telephone (401) 886-2000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 1995


        Notice is hereby given that the Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company will be held on Wednesday, May 3, 1995, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, for the following purposes:

1. To fix the number of Directors at ten and to elect a class of four Directors, whose names are set forth in the accompanying proxy statement, to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and qualified.

2. To approve amendments to the Company's 1989 Equity Incentive Plan to (i) increase the aggregate number of shares of Class A common stock authorized for issuance and delivery in connection with awards under such Plan by 500,000 shares to 875,000 shares; and (ii) limit to 300,000 shares the number of shares of Class A common stock that any individual could receive in any calendar year pursuant to stock options granted
        under the Plan   , all     as more fully set forth in the accompanying
        Proxy Statement.

3. To ratify and approve the appointment by the Board of Directors of the firm of Ernst & Young L.L.P. as the Company's independent accountants for the year 1995.

4. To transact such other business that may properly come before the meeting, and any adjournments thereof.

        The Board of Directors has fixed the close of business on Thursday, March 16, 1995, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting, and any adjournments thereof. A copy of the Company's Annual Report containing financial data and a summary of operations for 1994 is being mailed to the stockholders with this Proxy Statement.

        In the event you cannot attend the Annual Meeting in person, please complete and promptly return the Proxy accompanying this Notice in the enclosed envelope. PLEASE BE SURE TO SIGN AND DATE THE PROXY.


                                        By Order of the Board of Directors,

                                        /s/James W. Hayes, III

                                        James W. Hayes, III
                                        Secretary and Corporate Counsel

April 3, 1995

                      BROWN & SHARPE MANUFACTURING COMPANY
                      Precision Park, 200 Frenchtown Road
                    North Kingstown, Rhode Island 02852-1700
                            Telephone (401) 886-2000


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS


     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Brown & Sharpe Manufacturing Company (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, on Wednesday, May 3, 1995, at 10:00 a.m., and at any adjournments thereof.

     Stockholders of record at the close of business on Thursday, March 16, 1995, are entitled to receive notice of and to vote at the Annual Meeting. On
that date, the Company had    8,710,878     shares of common stock outstanding
comprised of    8,179,168     shares of Class A Common Stock, $1.00 par value
(the "Class A Stock") and    531,710     shares of Class B Common Stock, $1.00
par value (the "Class B Stock"). Except as may otherwise be provided by law, each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote, and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes. The holders of Class A Stock are entitled to elect one Director at the Annual Meeting, and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining Directors to be elected at the Annual Meeting. Except for the foregoing and as may otherwise be provided by law, all other actions submitted to a vote of the stockholders at the meeting will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class.

     Proxies properly executed and returned will be voted at the Annual Meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for Directors
set forth herein   , FOR the proposal to amend the Company's 1989 Equity
Incentive Plan,     and FOR the proposal to ratify the selection of independent accountants described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting.

     Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder personally attending the Annual Meeting may also revoke his or her proxy and vote his or her shares of stock.

     The approximate date this Proxy Statement is being mailed to stockholders is April 3, 1995.

                                     ITEM 1
                             ELECTION OF DIRECTORS


     The Board of Directors proposes to fix the number of Directors at ten; to designate a class of four Directors to serve until the 1998 Annual Meeting and until their successors have been duly elected and qualified (the "1998 Class"); and to elect Messrs. Henry D. Sharpe, Jr., Howard K. Fuguet, Enrico Albareto and Henry D. Sharpe, III, all of whom are currently members of the Board and who have consented to stand for election to the 1998 Class. The Board has nominated Mr. Albareto for election by the holders of Class A Stock and Messrs. Sharpe, Jr., Fuguet and Sharpe, III for election by the holders of Class A Stock and Class B Stock, voting together as a single class.

     The table below provides, as of March 16, 1995, certain information concerning the nominees for election to the 1998 Class as well as the Directors continuing in office. Henry D. Sharpe, III, a nominee for election to office, is the son of Henry D. Sharpe, Jr., the Chairman of the Board, who is also a
nominee for election to office.    Mr. Enrico     Albareto, a nominee for
election to office,    and Messrs. Alberto     de Benedictis and    Vincenzo
    Cannatelli are all senior executive officers of Finmeccanica S.p.A. and its Elsag Bailey Division ("Finmeccanica"), an Italian company, or Finmeccanica's affiliate, Elsag Bailey Process Automation N.V., a Dutch company. See the discussion beginning on Page 4 relating to Security Ownership of Certain Beneficial Owners and Management and on Page 9 relating to Certain Relationships and Related Transactions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. SHARPE, JR., FUGUET, ALBARETO AND SHARPE, III.


                                  YEAR FIRST
                                   ELECTED A      PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND
NAME (AGE)                         DIRECTOR     DIRECTORSHIPS IN PUBLIC REPORTING AND OTHER COMPANIES
----------                         --------     -----------------------------------------------------

Nominees for Election to Office
-------------------------------

For Terms Expiring 1998

    Henry D. Sharpe, Jr. (71)        1949        Chairman of the Board.

    Howard K. Fuguet (57)            1990        Partner of the law firm of Ropes & Gray, Boston, MA.

    Enrico Albareto (63)             1994        Chief Executive Officer, Elsag Bailey Division of
                                                 Finmeccanica S.p.A.,    Genoa    , Italy,
                                                 manufacturer of automated process control systems and
                                                 devices.

    Henry D. Sharpe, III (40)        1992        Co-founder and Technical Director, Design Lab, Inc.,
                                                 Providence, RI, a multi-disciplinary product design
                                                 firm specializing in research and design of new
                                                 products, re-design of existing products, and
                                                 engineering management services.


                                  YEAR FIRST
                                   ELECTED A                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND
NAME (AGE)                         DIRECTOR               DIRECTORSHIPS IN PUBLIC REPORTING AND OTHER COMPANIES
----------                         --------               -----------------------------------------------------

Directors Continuing in Office
------------------------------

Terms Expiring 1996

   John M. Nelson (63)               1975       Chairman of the Board, Wyman-Gordon Company, Worcester, MA, manufacturer of steel forgings, since May 1994 and Chairman and Chief Executive Officer from May 1991 to
                                                May 1994; until October 1990, Chairman of the Board and Chief Executive Officer,
                                                Norton Company, Worcester, MA, manufacturer of abrasives and related products;
                                                Director, Cambridge Biotech Corp., a biotechnology firm; Director, The TJX
                                                Companies, Inc., a discount specialty apparel retailing concern; Director, Commerce
                                                Holdings Inc., a holding company for a property and casualty insurance company; and,
                                                Director, Stocker & Yale Manufacturing Company, a specialty products company.

   Vincenzo Cannatelli (42)          1994       Managing Director and Chief Executive Officer, Elsag Bailey Process
                                                Automation N.V., New York, NY, manufacturer of automated process control systems and devices.

   Russell A. Boss (56)              1990       President and Chief Executive Officer and a Director, AT Cross Company,
                                                Lincoln, RI, manufacturer of fine writing instruments; Trustee, Eastern
                                                Utilities Associates.

Terms Expiring 1997

   Fred M. Stuber (56)               1991       President and Chief Executive Officer and a Director since January 1991;
                                                from March 1989 to January 1991, Vice President & Managing Director -
                                                Tesa SA, a Swiss subsidiary of the Company; prior to March 1989,
                                                Executive Vice President, Landis & Gyr, communications business.

   Alberto de Benedictis (42)        1994       Senior Vice President North America and Corporate Development,
                                                Finmeccanica S.p.A., Rome, Italy, since February 1995, manufacturer of products for the aerospace, energy, transportation automation and defense industries; Director, Union Switch & Signal, Inc., a manufacturer of railway signaling systems; Director, Elsag Bailey Process Automation
                                                N.V.; Director, Concentra Corp., a developer of CAD software.

   Paul R. Tregurtha (59)            1984       Chairman of the Board and Chief Executive Officer, Mormac Marine
                                                Group, Inc., Stamford, CT, a marine transportation company; Director,
                                                Shawmut National Corporation, a bank holding company; Director, FPL
                                                Group, Inc., a utility company; Trustee, Teachers Insurance and Annuity
                                                Assoc.; Chairman, Moran Transportation Company, and Vice Chairman,
                                                Interlake Steamship Company, Greenwich, CT, both marine transportation companies.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


I.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          Set forth below as of March 16, 1995 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company's voting securities.



 NAME AND ADDRESS                    TITLE OF CLASS           AMOUNT AND NATURE      PERCENT
OF BENEFICIAL OWNER                  OF COMMON STOCK       OF BENEFICIAL OWNERSHIP  OF CLASS
-------------------                  ---------------       -----------------------  ---------
                                                           Direct         Indirect
                                                           ------         --------

Finmeccanica S.p.A. /(1)/                 Class A         3,450,000            --      42.1%
Viale Marescialo                          Class B                --            --        --
Pilsudski 92
Rome 00197 Italy

Fiduciary Trust Company                   Class A           476,766            --       5.8%
   International /(2)/                    Class B           158,920            --      29.8%
Two World Trade Center
New York, NY  10048-0774

Henry D. Sharpe, Jr. /(3)/                Class A           536,576         7,200       6.6%
c/o Brown & Sharpe                        Class B           268,919         2,400      51.0%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Fred M. Stuber /(4)   (8)/                Class A           240,206            --       4.1%
c/o Brown & Sharpe                        Class B           166,063            --      31.0%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Charles A. Junkunc /(5)    (8)/           Class A           320,673            --       3.9%
c/o Brown & Sharpe                        Class B           194,396            --      36.5%
   Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Donald Smith & Co., Inc/.(6)/             Class A           419,600            --       5.1%
15 Essex Road                             Class B                --            --        --
Paramus, NJ  07652


     NAME AND ADDRESS            TITLE OF CLASS      AMOUNT AND NATURE      PERCENT
    OF BENEFICIAL OWNER          OF COMMON STOCK  OF BENEFICIAL OWNERSHIP  OF CLASS
    -------------------          ---------------  -----------------------  ---------
                                                  Direct         Indirect
                                                  ------         --------
Fleet Investment Services/(7)/       Class A      161,057          --         1.9%
100 Westminster Street               Class B       52,744          --         9.9%
Providence, RI  02903

_____________________________

/(1)/ Finmeccanica S.p.A. owns beneficially and of record and has the power to vote or direct the vote and to dispose or direct the disposition of
      3,450,000 shares of Class A Stock, amounting to 42.   1    % of such class
      and representing 25.5% of the combined voting power of Class A and Class B Stock, acquired in connection with the acquisition by the Company of the DEA S.p.A. metrology business on September 28, 1994. Finmeccanica and IRI are deemed to share the voting and investment power with respect to the shares held by Finmeccanica because Finmeccanica may be deemed to be controlled by IRI. (See discussion beginning on Page 7.)

/(2)/ Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, shares voting and dispositive power with respect to the aforementioned shares of Class A and Class B Stock. See Footnote (3) below.

/(3)/ Various members of the Sharpe family, including Henry D. Sharpe, Jr. and
      Henry D. Sharpe, III, beneficially owned an aggregate of 711,972 shares of Class A Stock and 327,383 shares of Class B Stock of the Company,
      amounting to    8.7% and 61.5    %, respectively, of each class of stock
      and representing    29.5    % of the combined voting power of the Class A
      Stock and Class B Stock. The table excludes (a) 168,076 shares of Class A Stock and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s
      wife and children and        by trusts, of which they are beneficiaries
      and of which beneficial ownership is disclaimed; and (b) 120 shares of Class A Stock and 40 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, of which beneficial ownership is disclaimed. The table includes (i) 7,200 shares of Class A Stock and 2,400 shares of Class B Stock as to which Henry D. Sharpe, Jr. has neither voting nor dispositive power but as to which he is a beneficiary under a trust established under the will of Henry D. Sharpe, Sr.; (ii) 228,006 shares of Class A Stock and 166,063 shares of Class B Stock as to which Mr. Sharpe, by virtue of being one of the three Trustees under the Company's Employee Stock Ownership and Profit Participation Plan (the "ESOP"), has shared voting power (subject to direction from plan participants) and limited residual investment power as a Trustee under the terms of the Trust Agreement for the ESOP and of which beneficial ownership is disclaimed; and (iii) 308,570 shares of Class A Stock and 102,856 shares of Class B Stock as to which Henry D. Sharpe, Jr. has shared voting and dispositive power with Fiduciary Trust Company International with respect to the shares of Class A Stock and Class B Stock described in sub-clause (a) above, and sole voting and dispositive power with respect to the shares of Class A Stock and Class B Stock described in sub-clause (b) above.

/(4)/ Includes 228,006 shares of Class A Stock and 166,063 shares of Class B
      Stock, which, by virtue of Mr. Stuber's role as a Trustee of the ESOP, are deemed to be beneficially owned but as to all of which ESOP shares he disclaims beneficial ownership.

/(5)/ Includes (a) 46,667 shares of Class A Stock and 28,333 shares of Class B
      Stock held by the Company's United Kingdom Pension Plan as to which Mr. Junkunc has shared voting and investment power; and (b) 228,006 shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Mr. Junkunc's role as a Trustee of the ESOP, are deemed to be owned beneficially by him but as to which all of such ESOP (except for his vested shares of Class A Stock and Class B Stock in such plan) and U.K. Pension Plan shares he disclaims beneficial ownership.

/(6)/ Donald Smith & Co. is an investment advisory firm which has sole voting power over 294,300 shares of Class A Stock and has sole dispositive power over 419,600 shares of Class A Stock.

/(7)/ Fleet Investment Services, an affiliate of Fleet Financial Group, Inc., acts as Trustee of the Brown & Sharpe Savings and Retirement Plan and the Brown & Sharpe Savings and Retirement Plan for Management Employees, substantially similar tax qualified 401K savings plans covering U.S. employees (together the "SARP"), and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock, subject to direction from participants in such SARP Plan as to all of which Fleet
      disclaims beneficial ownership    .

/(8)/           Includes shares of Class A Stock issuable upon exercise of incentive stock options held by such Executive Officers of the Company.
      See Footnote (3) on Page     7    and Aggregated Options Table on Page 14.

II.  SECURITY OWNERSHIP OF MANAGEMENT

          The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company's Class A Stock and Class B Stock as of March 16, 1995 by the Directors and Nominees and certain named Executive Officers included in I. Summary Compensation Table and all Directors and Executive Officers as a group.


    NAME OF                    TITLE OF CLASS              AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER               OF COMMON STOCK             BENEFICIAL OWNERSHIP   OF CLASS
----------------               ---------------             --------------------   ---------
                                                           Direct      Indirect
                                                           ------      --------

Enrico Albareto /(1)/               Class A              3,450,000          --      42.1%
                                    Class B                     --          --        --

Vincenzo Cannatelli /(1)/           Class A              3,450,000          --      42.1%
                                    Class B                     --          --        --

Alberto de Benedictis /(1)/         Class A              3,450,000          --      42.1%
                                    Class B                     --          --        --

Henry D. Sharpe, Jr./(2)/           Class A                536,576       7,200       6.6%
                                    Class B                268,919       2,400      51.0%

Fred M. Stuber /(2)/                Class A                340,206          --       4.1%
                                    Class B                166,063          --      31.2%

Henry D. Sharpe, III                Class A                 55,145          --         *
                                    Class B                 18,381          --       3.4%

John M. Nelson                      Class A                  1,453          --         *
                                    Class B                    151          --         *

Howard K. Fuguet                    Class A                  1,000          --         *
                                    Class B                     --          --        --

Russell A. Boss                     Class A                  1,000          --         *
                                    Class B                     --          --        --

Paul R. Tregurtha                   Class A                    705          --         *
                                    Class B                     13          --         *

Charles A. Junkunc/(2)/             Class A                320,673          --       3.9%
                                    Class B                194,396          --      36.5%

Richard F. Paolino                  Class A                 73,338          --         *
                                    Class B                  2,348          --         *

Antonio Aparicio                    Class A                 45,000          --         *
                                    Class B                     --          --        --

NAME OF                          TITLE OF CLASS   AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER                 OF COMMON STOCK  BENEFICIAL OWNERSHIP  OF CLASS
----------------                 ---------------  --------------------  ---------
                                                    Direct    Indirect
                                                  ----------  --------

C. John Cooke                    Class A              31,000        --         *
                                 Class B                  --        --        --

All Directors, Nominees and      Class A           4,538,967     7,200      55.5%
Executive Officers as a Group    Class B             357,273     2,400      67.6%
(16 persons)/(3)/


*Less than one percent (1%).
_____________________________

/(1)/ Messrs. Albareto, Cannatelli and de Benedictis, by virtue of their positions as senior executives and employees of Finmeccanica S.p.A. or its affiliates and Finmeccanica's authority to vote or direct the vote and to dispose or direct the disposition of the Class A Stock, may each be deemed to beneficially own the shares of Class A Stock owned of record by Finmeccanica and as to all of which stock they disclaim ownership. See Footnote (1) to I. Security Ownership of Certain Beneficial Owners, and
      discussion under     Certain Relationships and Related Transactions    .

/(2)/ See Footnotes (3), (4) and (5) to I. Security Ownership of Certain
      Beneficial Owners Page 5.

/(3)/ With respect to Executive Officers who are not Directors, includes 117,400 shares of Class A Stock as to which certain of the Executive Officers have sole voting and investment power; 46,667 shares of Class A Stock and 28,333 shares of Class B Stock held in the Company's pension plan covering its United Kingdom employees as to which an Executive Officer has shared voting and investment power; and 6,638 vested shares of Class A Stock and 3,793 vested shares of Class B Stock as to which the Executive Officers have shared voting power in the ESOP. Includes 209,332 shares of Class A Stock subject to exercisable stock options granted pursuant to the Company's Amended 1973 Stock Option Plan (under which no further awards can be made) and 1989 Equity Incentive Plan. (See Options and SAR Table under the heading "Executive Compensation".)


III.    SUBSTANTIAL CHANGE IN OWNERSHIP OF COMMON STOCK OF THE COMPANY

        THE COMPANY    BELIEVES     NO    CHANGE IN CONTROL     OF THE COMPANY
   HAS OCCURRED    ;        H   OWEVER, A SUBSTANTIAL CHANGE IN OWNERSHIP OF THE
COMMON STOCK OF THE COMPANY OCCURRED IN CONJUNCTION WITH THE ACQUISITION BY
    THE COMPANY AND ITS WHOLLY OWNED SUBSIDIARY BROWN & SHARPE INTERNATIONAL
CAPITAL CORPORATION    ON SEPTEMBER 28, 1994 OF ALL OF THE STOCK OF DEA S.P.A.,
AN ITALIAN CORPORATION, AND ITS RELATED METROLOGY BUSINESS FROM FINMECCANICA S.P.A., AN ITALIAN CORPORATION. THE BUSINESS OF DEA S.P.A. AND ITS SUBSIDIARIES
("DEA") IS HEADQUARTERED IN TURIN, ITALY.     TH   E PURCHASE     OF DEA S.P.A.
   WAS PURSUANT TO THE PROVISIONS OF THE ACQUISITION AGREEMENT DATED AS OF JUNE 10, 1994 BETWEEN THE COMPANY AND FINMECCANICA S.P.A., AS AMENDED (THE "DEA
ACQUISITION AGREEMENT").        THE PURCHASE PRICE PAID     FOR DEA    WAS
DELIVERY     BY THE COMPANY    TO FINMECCANICA S.P.A. AT THE     C   LOSING OF
3,450,000 SHARES OF CLASS A STOCK OF     THE COMPANY   . APPROXIMATELY 63% OF
FINMECCANICA S.P.A.'S STOCK IS OWNED BY ISTITUTO PER LA RICOSTRUZIONE
INDUSTRIALE S.P.A., A JOINT STOCK COMPANY ("IRI"), ALL OF WHOSE STOCK     IS
   HELD BY THE MINISTRY OF THE TREASURY OF THE REPUBLIC OF ITALY.

        IN ADDITION, THE DEA ACQUISITION AGREEMENT PROVIDES FOR A POST-CLOSING PURCHASE PRICE ADJUSTMENT PURSUANT TO WHICH ADDITIONAL SHARES OF CLASS A STOCK MAY, UNDER THE SPECIFIED CIRCUMSTANCES, BE REQUIRED TO BE DELIVERED TO FINMECCANICA S.P.A. IF THE POST-CLOSING ADJUSTMENT INDICATES AN INCREASE OR A
DECREASE IN THE PURCHASE PRICE, THEN EITHER     THE COMPANY    WILL ISSUE TO
FINMECCANICA AN ADDITIONAL NUMBER OF SHARES OF CLASS A STOCK WITH A VALUE EQUAL
TO SUCH POSITIVE DIFFERENCE OR FINMECCANICA WILL MAKE A CASH PAYMENT TO     THE
COMPANY    EQUAL TO SUCH NEGATIVE DIFFERENCE.  HOWEVER, IF SUCH POSITIVE OR
NEGATIVE DIFFERENCE IS LESS THAN $500,000, NO ADJUSTMENT WILL BE MADE. THE

AMOUNT OF ANY PURCHASE PRICE ADJUSTMENT WILL BE CONCLUSIVELY DETERMINED, SUBSEQUENT TO THE CLOSING DATE OF THE DEA ACQUISITION, BASED UPON THE SPECIFIED CALCULATIONS AND THE AUDITED COMBINED BALANCE SHEET AS OF THE PRICING DATE OF DEA AND ITS SUBSIDIARIES AS DETERMINED UNDER THE PROCEDURES SET FORTH IN THE
DEA        ACQUISITION AGREEMENT.  THE DEA ACQUISITION AGREEMENT ALSO PROVIDED
THAT PRIOR TO THE CLOSING FINMECCANICA WAS REQUIRED TO ASSUME OR DISCHARGE ALL INDEBTEDNESS FOR BORROWED MONEY OF DEA OTHER THAN AN AMOUNT OF INDEBTEDNESS NET OF CASH IN EXCESS OF LIT. 0.8 BILLION, TO REMAIN OUTSTANDING ON THE CLOSING, WHICH AMOUNT IS DETERMINED AS OF JULY 31, 1994 (THE "PRICING DATE") PURSUANT TO A FORMULA IN THE DEA ACQUISITION AGREEMENT. APPROXIMATELY $13.8 MILLION AGGREGATE PRINCIPAL AMOUNT OF DEA INDEBTEDNESS REMAINED OUTSTANDING AT THE CLOSING.

        ON MARCH 16, 1995, AFTER THE DEA aCQUISITION (PRIOR TO THE POST-
CLOSING ADJUSTMENT, IF ANY, FOR THE DEA aCQUISITION PURCHASE PRICE), VARIOUS MEMBERS OF THE SHARPE FAMILY, INCLUDING HENRY D. SHARPE, JR. AND HENRY D.
SHARPE, III (EACH OF WHOM IS A DIRECTOR OF THE COMPANY),     ARE DEEMED TO
BENEFICIALLY OWN 711   ,    972    SHARES OF CLASS A STOCK AND APPROXIMATELY
    327   ,    383    SHARES OF CLASS B STOCK,     WHICH INCLUDES 228,006 SHARES
OF CLASS A STOCK AND 166,063 SHARES OF CLASS B STOCK HELD BY THE COMPANY'S ESOP WITH RESPECT TO WHICH MR. SHARPE, JR. HAS SHARED VOTING POWER WITH PLAN
PARTICIPANTS AS A TRUSTEE OF SUCH PLAN,    REPRESENTING APPROXIMATELY     12   %
OF THE OUTSTANDING AGGREGATE EQUITY IN THE COMPANY AND APPROXIMATELY
    29   .    5   % OF THE COMBINED VOTING POWER OF THE COMPANY'S OUTSTANDING
COMMON STOCK    .     FINMECCANICA HELD 3,450,000 SHARES OF CLASS A STOCK,
REPRESENTING 39.9% OF THE OUTSTANDING AGGREGATE EQUITY OF THE COMPANY AND APPROXIMATELY 25.5% OF THE COMBINED VOTING POWER OF THE COMPANY'S OUTSTANDING
COMMON STOCK.  IN ADDITION, APPROXIMATELY     207,724    SHARES OF CLASS A STOCK
AND APPROXIMATELY     81   ,    077    SHARES OF CLASS B STOCK     ARE    HELD
FOR EMPLOYEE BENEFIT PLAN PARTICIPANTS UNDER EMPLOYEE BENEFIT PLANS    , WITH
RESPECT TO WHICH NEITHER OF THE SHARPES HAVE ANY VOTING POWER,    MAINTAINED BY
BROWN & SHARPE AND ITS SUBSIDIARIES. FINMECCANICA HAS THE RIGHT TO DESIGNATE THREE NOMINEES FOR ELECTION TO THE BROWN & SHARPE BOARD OF DIRECTORS (WHICH WAS INCREASED FROM SEVEN TO TEN DIRECTORS) AND HAS CERTAIN RIGHTS AND OBLIGATIONS WITH RESPECT TO THE ELECTION OF DIRECTORS AS PROVIDED IN THE SHAREHOLDERS
AGREEMENT     BELOW.

        UNDER THE TERMS OF A SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 28, 1994 BETWEEN FINMECCANICA AND THE COMPANY (THE "SHAREHOLDERS AGREEMENT") ENTERED INTO IN CONNECTION WITH THE ACQUISITION OF DEA, FINMECCANICA WAS GRANTED THE RIGHT TO NOMINATE AND HAVE ELECTED TO THE BOARD FOLLOWING THE ACQUISITION OF DEA THREE OUT OF TEN MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS EACH FOR RESPECTIVE TERMS EXPIRING AT THE 1995, 1996 AND 1997 ANNUAL MEETINGS OF THE COMPANY'S STOCKHOLDERS AND TO HAVE ONE OF SUCH DIRECTORS ON THE EXECUTIVE COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS. THIS RIGHT WAS EXERCISED BY NOTICE GIVEN TO THE COMPANY ON THE DATE OF CLOSING THE DEA ACQUISITION, AND FINMECCANICA'S THREE NOMINEES FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS, MESSRS. ALBARETO, DE BENEDICTIS AND CANNATELLI, WERE DULY ELECTED TO OFFICE BY THE BOARD AT A REGULAR MEETING OF THE COMPANY'S BOARD OF DIRECTORS HELD ON OCTOBER 28, 1994. PURSUANT TO THE SHAREHOLDERS AGREEMENT, WHEN HENRY D. SHARPE, JR. CEASES TO BE A DIRECTOR OF THE COMPANY, FINMECCANICA WILL THEREAFTER BE ENTITLED TO HAVE ONLY TWO NOMINEES ON THE COMPANY'S BOARD OF DIRECTORS, PLUS A THIRD NOMINEE, WHO MAY NOT BE AN EMPLOYEE OF FINMECCANICA BUT SHALL BE AN EXPERIENCED EXECUTIVE OR ADVISOR TO INDUSTRIAL BUSINESSES, SELECTED BY FINMECCANICA BUT SUBJECT TO APPROVAL (NOT TO BE UNREASONABLY UNHELD) BY THE COMPANY'S BOARD OF DIRECTORS. IN ANY EVENT, FINMECCANICA IS ENTITLED TO TWO NOMINEES ON THE COMPANY'S BOARD OF DIRECTORS WHILE IT OWNS AT LEAST 1,250,000 SHARES OF CLASS A STOCK AND ONE NOMINEE ON THE COMPANY'S BOARD OF DIRECTORS WHILE FINMECCANICA OWNS AT LEAST 375,000 SHARES OF CLASS A STOCK. UNDER THE TERMS OF A LETTER AGREEMENT DATED AS OF SEPTEMBER 28, 1994 BETWEEN HENRY D. SHARPE, JR., CHAIRMAN OF THE BOARD, AND FINMECCANICA, MR. SHARPE HAS AGREED TO VOTE ALL SHARES OF COMPANY COMMON STOCK AS TO WHICH HE HAS
SOLE VOTING POWER IN FAVOR OF THE FINMECCANICA NOMINEE   S     STANDING FOR
ELECTION TO THE BOARD OF DIRECTORS. THE SHAREHOLDERS AGREEMENT PROVIDES THAT FINMECCANICA WILL VOTE ITS SHARES OF CLASS A STOCK IN FAVOR OF THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES SELECTED BY THE BOARD OF DIRECTORS OF THE COMPANY.

        THE SHAREHOLDERS AGREEMENT PROVIDES FINMECCANICA WITH CERTAIN RIGHTS AND OBLIGATIONS WITH RESPECT TO ITS OWNERSHIP OF SHARES OF CLASS A STOCK IN THE COMPANY. FINMECCANICA IS PROHIBITED FROM ACQUIRING ANY SHARES OF THE COMPANY'S STOCK IF SUCH ACQUISITION WOULD INCREASE FINMECCANICA'S OWNERSHIP ABOVE APPROXIMATELY 40% ON A FULLY DILUTED BASIS (AS

DEFINED IN THE SHAREHOLDERS AGREEMENT) UNTIL DECEMBER 31, 1998, OR EARLIER UPON THE OCCURRENCE OF CERTAIN SPECIFIED EVENTS. THE AGREEMENT ALSO PROVIDES PREEMPTIVE RIGHTS TO FINMECCANICA SO LONG AS IT OWNS AT LEAST 862,500 SHARES OF THE COMPANY'S CLASS A STOCK, SUCH THAT THE COMPANY MAY NOT ISSUE ANY SHARES
OF CLASS A STOCK TO ANY THIRD PARTY, OTHER THAN CERTAIN SPECIFIED EXCLUSIONS, WITHOUT FIRST OFFERING TO FINMECCANICA THE RIGHT TO PURCHASE THAT PERCENTAGE OF THE COMPANY'S EQUITY SECURITIES SUCH THAT FINMECCANICA'S PERCENTAGE OWNERSHIP OF THE COMPANY'S COMMON STOCK ON A FULLY DILUTED BASIS (AS DEFINED IN THE SHAREHOLDERS AGREEMENT) REMAINS CONSTANT. IN ADDITION, FINMECCANICA IS PROHIBITED FROM SELLING ANY OF THE COMPANY'S EQUITY SECURITIES TO ANY THIRD PARTY UNTIL THE EXPIRATION OF TWO YEARS AFTER THE CLOSING OF THE DEA A CQUISITION AND UPON THE EXPIRATION OF SUCH TWO-YEAR PERIOD MAY SELL SECURITIES TO A THIRD PARTY ONLY AFTER OFFERING THE COMPANY THE OPPORTUNITY TO PURCHASE SUCH SHARES (OTHER THAN SALES PURSUANT TO A REGISTERED PUBLIC OFFERING PURSUANT TO FINMECCANICA'S REGISTRATION RIGHTS AND SALES PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933).

        PRIOR TO COMPLETION OF THE DEA    A    CQUISITION AND ENTERING INTO
THE SHAREHOLDERS AGREEMENT, THE COMPANY AMENDED THE RIGHTS AGREEMENT BETWEEN IT AND THE FIRST NATIONAL BANK OF BOSTON DATED MARCH 9, 1988 PURSUANT TO AUTHORITY RESERVED IN SUCH AGREEMENT TO EXCLUDE FINMECCANICA FROM THE DEFINITION OF AN "ACQUIRING PERSON" UNDER THE RIGHTS AGREEMENT SO LONG AS IT DOES NOT OWN SHARES OF CLASS A STOCK OTHER THAN THOSE ACQUIRED IN CONNECTION WITH THE DEA
   A    CQUISITION AND AS PROVIDED IN THE SHAREHOLDERS AGREEMENT.  AS A RESULT
OF THE AMENDMENT THE EXERCISABILITY OF THE PREFERRED STOCK PURCHASE RIGHTS OF THE HOLDERS OF CLASS A STOCK AND CLASS B STOCK CREATED UNDER THE RIGHTS AGREEMENT WAS NOT TRIGGERED.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        ON SEPTEMBER 28, 1994, IN CONNECTION WITH COMPLETION OF THE COMPANY'S ACQUISITION OF DEA FROM FINMECCANICA IN EXCHANGE FOR 3,450,000 SHARES OF CLASS A STOCK OF THE COMPANY, FINMECCANICA ENTERED INTO A CREDIT SUPPORT AGREEMENT WITH THE COMPANY (THE "CREDIT SUPPORT AGREEMENT"). PURSUANT TO THE CREDIT SUPPORT AGREEMENT, FINMECCANICA ISSUED UNCONDITIONAL PAYMENT GUARANTEES ON SEPTEMBER 28, 1994 TO BANCA COMMERCIALE ITALIANA, NEW YORK BRANCH, AND ISTITUTO BANCARIO SAN PAOLO DI TORINO, NEW YORK BRANCH, WITH RESPECT TO THEIR EXTENSION OF TWO THREE-YEAR TERM LOANS TO THE COMPANY IN THE AGGREGATE AMOUNT OF $25 MILLION BEARING INTEREST AT A FLOATING RATE OF LIBOR PLUS 0.60% WITH INTEREST PAYABLE QUARTERLY AND THE ENTIRE PRINCIPAL AMOUNT OF SUCH LOANS DUE ON SEPTEMBER 28, 1997. THE COMPANY PAID FINMECCANICA A ONE-TIME FEE OF $800,000 UPON ENTERING INTO THE CREDIT SUPPORT AGREEMENT WITH FINMECCANICA. IN THE EVENT FINMECCANICA IS REQUIRED TO PAY SUCH BANKS ANY AMOUNTS UNDER ITS GUARANTEES, SUBJECT TO THE PRIOR REPAYMENT BY THE COMPANY OF ANY AMOUNTS DUE IN RESPECT OF CERTAIN SENIOR INDEBTEDNESS (AS DEFINED IN THE CREDIT SUPPORT AGREEMENT), FINMECCANICA WILL BE ENTITLED TO REIMBURSEMENT FROM THE COMPANY OF ANY SUCH AMOUNTS PAID BY
FINMECCANICA UNDER ITS GUARANTEES.     THE AGREEMENT PROVIDES THAT AS LONG AS
THE FINMECCANICA GUARANTEES REMAIN OUTSTANDING, THE COMPANY WILL NOT, WITH CERTAIN EXCEPTIONS, CREATE ANY LIENS ON THE ACCOUNTS RECEIVABLE OR INVENTORY OF DEA S.P.A. OR ITS SUBSIDIARIES OR PERMIT DEA S.P.A. AND ITS SUBSIDIARIES TO HAVE ANY DEBT TO ANY OTHER FINANCIAL INSTITUTIONS OTHER THAN CERTAIN PERMITTED INDEBTEDNESS. IN CONNECTION WITH ENTERING INTO THE CREDIT SUPPORT AGREEMENT, DEA S.P.A. ALSO FURNISHED A GUARANTEE TO FINMECCANICA, SUBORDINATED TO THE
INTEREST OF FOOTHILL CAPITAL CORPORATION    ,        A PRINCIPAL TERM LENDER TO
THE COMPANY    UNDER A $25 MILLION REVOLVING LINE OF CREDIT AGREEMENT WITH THE
COMPANY.

        FOLLOWING ITS ACQUISITION BY THE COMPANY, DEA CONTINUES TO BE A LESSEE
UNDER    A     LEASE AGREEMENT WITH THE ELSAG BAILEY DIVISION OF FINMECCANICA
WITH RESPECT TO DEA'S PRINCIPAL    HEADQUARTERS FACILITY     LOCATED IN
MONCALIERI, ITALY AND THE DEA SALES AND SUPPORT FACILITY IN MADRID, SPAIN. THE LEASE OF THE ITALIAN PROPERTY EXPIRES ON DECEMBER 31, 1997, AND THE MINIMUM
ANNUAL RENT UNDER SUCH LEASE IS APPROXIMATELY LI   T.     1,400 MILLION OR
APPROXIMATELY $840,000   , SUBJECT TO ADJUSTMENT AS PROVIDED IN THE LEASE    .
THE LEASE OF THE SPANISH PROPERTY EXPIRES ON JANUARY 4, 1998 AT AN ANNUAL RENT OF PESETAS 30,600 MILLION OR APPROXIMATELY $200,000. THE COMPANY BELIEVES THAT THE TERMS OF SUCH LEASES HAVE BEEN AND WILL BE COMPARABLE TO THOSE WHICH COULD BE OBTAINED FROM THIRD PARTIES.

        THE DEA ACQUISITION AGREEMENT PROVIDES THAT FOR A PERIOD OF FIVE YEARS AFTER THE CLOSING DATE OF THE DEA ACQUISITION, NEITHER FINMECCANICA NOR ANY OF ITS AFFILIATES WILL DIRECTLY OR INDIRECTLY ACQUIRE MORE THAN A 20% OWNERSHIP INTEREST IN ANY BUSINESS, VENTURE OR ACTIVITY WHICH COMPETES WITH THE METROLOGY BUSINESS RELATING TO COORDINATE MEASURING MACHINES (INCLUDING PARTS AND ACCESSORIES) BEING CONDUCTED OR PROPOSED TO BE CONDUCTED BY DEA AT THE CLOSING DATE OF THE DEA ACQUISITION OR RELATING TO METROLOGY PRODUCTS PERFORMING FUNCTIONS SIMILAR TO THOSE OF THE PRODUCTS MANUFACTURED AND SOLD BY DEA. THESE NON-COMPETITION PROVISIONS WILL TERMINATE IF BROWN & SHARPE NO LONGER OWNS A GREATER THAN 50% OWNERSHIP INTEREST IN DEA. FINMECCANICA WILL NOT BE IN BREACH OF THE NON-COMPETITION PROVISION OF THE DEA ACQUISITION AGREEMENT IF IT OR ANY OF ITS AFFILIATES ACQUIRES OR INVESTS IN ANY COMPANY WHICH INCLUDES AMONG ITS BUSINESS OPERATIONS THE MANUFACTURE AND SALE OF METROLOGY PRODUCTS PERFORMING FUNCTIONS SIMILAR TO THOSE OF THE PRODUCTS MANUFACTURED AND SOLD BY DEA TO THE EXTENT THAT SALES OF SUCH PRODUCTS CONSTITUTE ONLY AN IMMATERIAL PORTION OF THE TOTAL REVENUES OF THE ACQUIRED BUSINESS. IN THE DEA ACQUISITION AGREEMENT, FINMECCANICA HAS REPRESENTED TO BROWN & SHARPE THAT IT HAS NO PRESENT INTENTION OF ACQUIRING ANY SUCH COMPANY.

        THE DEA ACQUISITION AGREEMENT PROVIDES THAT BROWN & SHARPE AND FINMECCANICA WILL, FOR THE PERIODS SPECIFIED IN THE DEA ACQUISITION AGREEMENT, NONE OF WHICH ARE SHORTER THAN 21 MONTHS AFTER THE CLOSING OF THE DEA ACQUISITION, INDEMNIFY EACH OTHER AGAINST UP TO $10.0 MILLION (LESS THE FIRST $500,000) RESULTING FROM THE INACCURACY OF REPRESENTATIONS AND WARRANTIES COVERING MATTERS RELATING TO THE RESPECTIVE BUSINESS, FINANCIAL STATEMENTS, MATERIAL CONTRACTS, COMPLIANCE WITH LAW AND OTHER ITEMS CUSTOMARY IN TRANSACTIONS OF THIS TYPE), BREACH OF NON-FULFILLMENT OF ANY AGREEMENT OF COVENANT CONTAINED IN OR REQUIRED TO BE ENTERED INTO IN CONNECTION WITH THE DEA ACQUISITION AGREEMENT AND CERTAIN ENVIRONMENTAL AND TAX CLAIMS, IF ANY. FINMECCANICA WILL ALSO INDEMNIFY BROWN & SHARPE FOR THE AMOUNT BY WHICH CERTAIN OF THE LIABILITIES OF DEA EXCEEDS LIMITS PROVIDED FOR IN THE PURCHASE PRICE PROVISIONS OF THE DEA ACQUISITION AGREEMENT.

        EXCEPT FOR THEIR RELATIONSHIP TO FINMECCANICA BY VIRTUE OF THEIR
EXECUTIVE POSITIONS WITH SUCH COMPANY OR ITS AFFILIATES, NEITHER OF    MR.
    ALBARETO, WHO IS A NOMINEE FOR ELECTION TO OFFICE,    OR MESSRS.
    CANNATELLI OR DE BENEDICTIS   , WHO ARE CONTINUING DIRECTORS,     HAVE ANY
DIRECT OR INDIRECT INTEREST IN ANY OF THE FOREGOING TRANSACTIONS.


                              GENERAL INFORMATION
                       RELATING TO THE BOARD OF DIRECTORS

        The Board of Directors, which held five regular and nine special meetings in 1994, maintains a standing Executive Committee, composed of Messrs. Sharpe, Jr., Stuber, Tregurtha and de Benedictis, which has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 1994. The Board of Directors also maintains standing committees on audit ("Audit Committee"), corporate development ("Corporate Development Committee") and compensation ("Salary Committee"), each of which is composed exclusively of non-employee Directors. The Board does not have a standing Nominating Committee. During 1994, each of the Directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he sat.

        The Audit Committee, whose members are Messrs. Boss, Fuguet, and Sharpe, III, recommends to the Board of Directors, for approval by the stockholders, the appointment of a firm of independent certified public accountants to audit the Company's financial statements. The Audit Committee also meets with the independent auditors and the Company's Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services and the range of audit and non-audit fees, and any proposed changes in accounting policies, practices, or procedures, including those relating to the Company's internal accounting controls, to review the Company's financial statements to be included in the Company's Annual Report to Stockholders and other related matters. The Audit Committee met twice in 1994.

        The Corporate Development Committee, whose members are Messrs. Nelson, Fuguet and Tregurtha, considers matters concerning the relationship between the Company and its stockholders, including offers to purchase outstanding Company stock, acquisition proposals, and other matters which could affect the existence of the Company as an independent company or otherwise affect the control of the Company. The Corporate Development Committee did not hold any meetings in 1994.

        The Salary Committee, whose members are Messrs. Boss, Nelson and Tregurtha, performs a periodic review of the appropriate salaries and compensation plans for the Executive Officers and other key management personnel of the Company and administers the Amended Profit Incentive Plan and the 1989 Equity Incentive Plan. The Salary Committee met six times in 1994. See
"Compensation Committee Report"    herein    .

        As compensation for services rendered during 1994, the Company paid each non-employee Director an annual retainer of $10,000 (except the Chairman of the Board, who was paid $15,000), a fee of $800 for each Board meeting attended, a fee of $400 for each teleconference meeting which lasted more than one-half hour in duration, and a fee of $500 for each Committee meeting attended ($200 if held on the same day as a Board meeting). Directors who are members of the Audit Committee also receive an additional $1,000 in their annual retainer fee.

        Mr. Tregurtha has elected to defer 50% of his Director's fees under a deferred stock equivalent unit contract with the Company dated September 3, 1987 pursuant to which all fees earned after that date were to be converted into deferred stock equivalent units based on the market value of the Company's stock on each fee payment date. Under such contract dividend equivalents in amounts and timing equal to any cash dividends paid on the Company's outstanding stock are similarly converted into additional stock equivalent units. The Company paid no cash dividends on its stock in 1994. Mr. Tregurtha's contract matures on October 1, 2005 or the earlier date of death or other termination of Mr. Tregurtha as a Director. The contract was amended in 1992 to provide that fee amounts deferred after May 1, 1991 (including any dividend equivalent amounts) shall be payable on maturity only in cash, with amounts deferred prior to such date payable in cash or shares.

        The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.


                             EXECUTIVE COMPENSATION

I.  SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four other highest-paid Executive Officers whose earned compensation exceeded $100,000 in 1994 for each person during each of the Company's last three fiscal years:

                                                                              Long-Term Compensation Awards
                                                                          ------------------------------------
                                   Annual Compensation                               Awards   Pay-outs
                           --------------------------------------                    ------   --------
(a)                        (b)      (c)            (d)          (e)          (f)          (g)           (h)         (i)
                                                                Other      Restricted    Securities
                                                                Annual       Stock       Underlying                All Other
     Name and                                                   Compen-     Award(s)     Options/     LTIP Pay-     Compen-
Principal Position         Year  Salary($)/(4)/  Bonus($)/(4)/  sation ($)    ($)/(7)/   SARs (#)      outs ($)    sation ($)/(4)/
------------------         ----  --------------  ------------  ---------- -----------   ----------   ---------    ---------------

Fred M. Stuber             1994      320,742      19,000            --         --         40,000        --       31,125/(1)/
  President and CEO        1993      285,811      50,000            --         --           --          --       28,009/(1)/
                           1992      286,245          --            --       305,900        --          --       29,314/(1)/
Charles A. Junkunc         1994      190,000      19,000            --        39,000      25,000        --       21,247/(5)//(6)/

  Vice President and       1993      178,369      46,720            --         --           --          --        7,719/(5)/
  Chief Financial Officer  1992      111,154      51,000         52,509/(2)/ 144,000        --          --      144,803/(3)/
Richard F. Paolino         1994      190,000      19,000            --         --         25,000        --       20,854/(5)//(6)/

  Vice President -         1993      178,369      42,473            --         --           --          --       15,532/(5)/
  Measuring Systems        1992      175,231          --            --       191,900        --          --           --
Antonio Aparicio           1994      216,962      16,500            --        26,000      25,000        --       18,904/(1)/
  Vice President -         1993      182,601      41,376            --         --           --          --       15,209/(1)/
  Precision Measuring      1992      168,937          --            --       152,000        --          --       14,721/(1)/
  Instruments
                           1994      119,592       8,250            --         --         15,000       --            --
C. John Cooke              1993      110,903      22,134            --         --           --         --            --
  Vice President-          1992      107,923          --            --       152,000        --         --            --
  Custom Metrology

----------------------------

/(1)/ Contributions to Tesa SA retirement plan for Messrs. Stuber and
      Aparicio.

/(2)/ Reimbursement for payment of taxes in connection with certain relocation payments made to the Executive Officer, whose employment with the Company commenced on April 24, 1992.

/(3)/ Amounts paid to Executive Officer and third-party relocation service in connection with the Executive Officer's relocation.

/(4)/ Amounts converted from Swiss franc equivalent with respect to Messrs.
      Stuber and Aparicio for 1994, 1993 and 1992 at the average U.S. dollar exchange rates of $.7332, $.6759 and $.7102, respectively, and from British pound equivalent with respect to Mr. Cooke for 1994, 1993 and 1992 at the average U.S. dollar exchange rates of $1.5332, $1.4987 and $1.7863, respectively.

/(5)/ Value of 1993 and 1994 year-end Company contributions to the named
      Executive Officers' SARP (4% cash contribution) and ESOP (2% in shares of Class A Stock) and with respect to Mr. Junkunc for 1993 reflects eligible wage participation for approximately six months.

/(6)/    Includes an amount of $6,937 and $6,629, respectively, for Messrs.
      Junkunc and Paolino representing benefits in excess of limitat    io   ns
      on Company contributions to the named executives'     SARP and ESOP
      accounts by the Internal Revenue Code credited to an unfunded deferred compensation retirement plan account under the Supplemental Executive Retirement Plan maintained by the Company.

/(7)/    The table indicates the dollar value at the date of the award of
      restricted stock.     The following table sets forth information relating
      to unvested restricted stock awarded to and held by the Executive Officers listed in the foregoing table:

                       Total Number Restricted    Aggregate Market Value
                       Unvested Shares Held     Restricted Unvested Shares
        Name           as of Fiscal Year-End*   Held as at Fiscal Year-End
        ----           -----------------------  --------------------------
   Fred M. Stuber            24,150                    $159,993
   Charles A. Junkunc        18,000                     119,250
   Richard F. Paolino        15,150                     100,368
   Antonio Aparicio          16,000                     106,000
   C. John Cooke             16,000                     106,000

* The awards to Messrs.    Stuber, Paolino        and Cooke     were made in
  1992 and awards to Messrs. Junkunc and Aparicio were made in 1992 and 1994. Restrictions lapse ratably over five (5) years from the date of award with 25% of the shares awarded vesting two years and three years, respectively, after such date and the remaining 50% of the shares vesting five (5) years after such date. The Company in 1991 omitted and has not reinstated its dividend on its Class A Stock; however, should it be reinstated, dividends would be paid on the restricted stock reported. At December 30, 1994 the closing market price of the Company's shares of Class A Stock was $6.625 per share.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

II.  OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

        Under the provisions of the Company's 1989 Equity Incentive Plan
("EIP"), a variety of stock and stock-based awards   , performance cash
awards     and related benefits, including stock options and stock appreciation rights ("SARs"), may be awarded to Executive Officers and other key employees of the Company and its subsidiaries. Any options previously awarded and remaining outstanding under the Company's Amended 1973 Stock Option Plan (the "'73 Plan"), which plan terminated on April 26, 1989, are subject to being exercised by
recipients and are included   , if applicable,     in the amounts set forth in
Table III on page 14. The following table sets forth stock options granted to Executive Officers under the EIP. No options were exercised by such persons during the year, and no SAR was exercised since no SARs have been granted at any time under the Company's EIP.

                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------

                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rates of
                                                                                          Stock Price Appreciation for
                                      Individual Grants                                          Option Term/(2)/
                             --------------------------------                             ----------------------------
(a)                                (b)               (c)          (d)           (e)           (f)            (g)
                             # of Securities      % of Total
                                Underlying       Options/SARs  Exercise
                              Options/ SARs       Granted to    or Base       Expira-
                               Granted/(1)/      Employees in    Price         tion
Name                             (#)              Fiscal Year   ($/Sh)         Date           5% ($)         10%($)
----                         ---------------     ------------  --------   --------------      -------       ----------
F. Stuber                         40,000            27.5         6.50        3-25-04          163,512       414,373
C. Junkunc                        25,000            17.2         6.50        3-25-04          102,195       258,983
R. Paolino                        25,000            17.2         6.50        3-25-04          102,195       258,983
A. Aparicio                       25,000            17.2         6.50        3-25-04          102,195       258,983
C. Cooke                          15,000            10.3         6.50        3-25-04           61,317       155,389
    All current Executive        145,000
  Officers as a Group
All Employees, includ-            none
ing all current Officers
who are not Executive
Officers

        /(1)/ There were no SARs granted to any of the Executive Officers named in the table in 1994.

        /(2)/ The potential realizable values represent future opportunity and have not been reduced to present value in 1994 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the SEC for illustration purposes, and these rates are not intended to be a forecast of the common stock price and are not necessarily indicative of the values that may be realized by the named Executive Officer. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year-term of the options. For example, in order for the persons named in the table who received options with an exercise price of $6.50 per share to realize the potential values set forth in the five and ten percent columns, the price per share of the Company's Class A Stock would have to be approximately $10.58 and $16.86, respectively.


III.  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

        The following table summarizes options and SARs exercised during 1994 and presents the value of unexercised options and SARs held by the named Executive Officers at fiscal year-end:

    Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End
    ------------------------------------------------------------------------
                               Option/SAR Values
                               -----------------


(a)                          (b)           (c)           (d)          (e)
                                                      Number of Securities     Value of Unexercised
                                                     Underlying Unexercised        In-the-Money
                                                        Options/SARs at          Options/SARs at
                                                      Fiscal Year-End (#)      Fiscal Year-End ($)
                            Shares
                         Acquired on      Value         Exercisable (E)/         Exercisable (E)/
Name                     Exercise (#)  Realized ($)     Unexercisable (U)        Unexercisable (U)
----                     ------------  ------------     -----------------        -----------------
                                                       (E)          (U)          (E)           (U)
                                                       ---          ---          ---           ---
Fred M. Stuber               None          --         80,000        --       $    5,000         --
Charles A. Junkunc           None          --         25,000        --       $    3,125         --
Richard  F. Paolino          None          --         49,332        --       $    3,125         --
Antonio Aparicio             None          --         25,000        --       $    3,125         --
C. John Cooke                None          --         15,000        --       $    1,875         --
All current Executive        None
Officers as a Group
All Employees, includ- None
ing all current Officers
who are not Executive
Officers


                         COMPENSATION COMMITTEE REPORT

          The Salary Committee of the Board of Directors (the "Committee")
presents its report on executive compensation    for the year 1994    .  The
Committee is composed of three outside Directors of the Company, Messrs. Boss,
Nelson and Tregurtha,    who have no interlocking relationships within the
meaning of regulations of the Securities and Exchange Commission,     and is
responsible for reviewing and establishing the compensation of the Company's Executive Officers. The Committee reports these actions to the Board of Directors. The Committee also administers the Company's cash bonus and stock-based award plans, the Amended Profit Incentive Plan and the 1989 Equity Incentive Plan, respectively, which plans have been approved by the Company's stockholders.

Compensation Policy
-------------------

          The Committee has developed an executive compensation structure and specific compensation plans which are designed to attract talented individuals, reward superior achievement and create incentives for long-term tenure and performance with a view towards enhancing corporate performance and thus shareholder value. The Committee strives to base executive compensation on a combination of individual and corporate performance, consistent with the ability to attract and retain a capable management team. The result is a
compensation package    intended to be competitive in the capital equipment
industry within which the Company operates     for each Executive Officer and
senior employee which    includes three components:     a base salary combined
with the opportunity to earn significant near-    or mid-    term performance
cash bonuses and long-term stock-based incentives to link executive and shareholder interests.

Components of Executive Compensation
------------------------------------

          Base Salary. Under the Committee's guidance, the base salary of each of the Company's Executive Officers is set through a combination of market
forces and an objective evaluation of the position's value    and is reviewed
annually    .  The salaries of Messrs. Stuber and Junkunc, who assumed their current positions on January 1, 1991 and April 24, 1992, respectively, were
fixed    at the time     in part through individual negotiation and    were
    consistent with the general salary range for comparable positions at similar size U.S. companies within the industry. The salaries of other executives and senior employees, while also a function of market pricing, have been established by reference to a position evaluation system prepared by an outside consulting firm and used by industrial companies to measure position responsibility and value.

          Short-Term Performance Bonuses. Under the Company's Amended Profit Incentive Plan ("PIP"), Executive Officers are eligible to receive an annual cash bonus of up to a specified percentage (generally 40% to 60% for Executive Officers) of base salary. At the beginning of each fiscal year, the Committee establishes for each executive a maximum aggregate percentage bonus opportunity, which is comprised of separate bonus categories tied to the satisfaction of a specified, largely quantitative formula of corporation goals (e.g.,
profitability    and cash flow    ), divisional goals (e.g.,    profitability
and     cash flow and inventory levels), and personal goals (e.g., achievement of specific objectives).  In order to assure that the PIP would effectively
encourage and reward superior performance, the Committee, in 1993    and again
in 1995    , simplified the number of specific performance targets comprising the overall formula to focus their content on promoting cross-divisional and intra-Company cooperation. In addition, up to 40% of certain executives' annual
bonuses, including    up to     40   % for     the Chief Executive Officer, were
independent of the target formula and instead were subject to award at the discretion of the Committee.

          Long-Term Incentive Awards.    The third primary component of
executive compensation is the 1989 Equity Incentive Plan ("EIP"), pursuant to
which the Company may make awards of stock options, restricted stock   ,
performance cash awards     and other stock-based awards.  Restricted stock and
stock options align the interests of management    most closely     with those
of the Company's Shareholders. Restricted stock also provides management with greater compensation per share awarded than do options--a desirable feature in assembling a competitive overall compensation package. These attributes, as well as the five-year vesting schedule, are expected to provide significant incentives both for superior performance and to encourage the executives to remain with the Company through a difficult operating period. Finally, the EIP
   permits the accomplishment of     these objectives    (except where cash
awards are used)     with potential advantageous tax and accounting treatment
for the Company and the employee as compared to cash awards.     While cash
performance awards have not previously been granted under the EIP, the Committee is considering using mid-term cash performance awards as a supplement to longer-term stock-based awards under the EIP. Recognizing the importance of longer-term stock-based awards to the alignment of the interests of management with those of the stockholders, particularly following the 1994 acquisitions of DEA and Roch and the "turn-around nature" of the Company's current operating situation, the Committee believes it is appropriate to use mid- and longer-term stock-based awards in order to provide the Executive Officers with a significant incentive stake in the Company's future.

          The Committee views the stock-based awards it made in early 1994 to Executive Officers (discussed below) as the first part of its program to make significant mid- and longer-term incentive awards to the Executive Officers, including the new President and Chief Executive Officer when selected by the Board of Directors later this year, as an incentive to their achieving satisfactory financial results for the Company.

1994 Compensation of Chief Executive Officer
--------------------------------------------


          During 1994, the Committee made no adjustment to Mr. Stuber's base salary which, at the specified contractual currency exchange rate, resulted in 1994 base salary payments (as stated in terms of U.S. dollars) of $320,742. Mr. Stuber's base salary had been raised 5% in mid-1993. The annual base salary for Mr. Stuber, who resides in Switzerland and performs most of his duties in Switzerland, is approximately 62% of the midpoint salary for a comparable Chief Executive Officer, based on a Swiss job survey furnished by the Company's
    compensation    consultant.

          Mr. Stuber was awarded a cash bonus of $19,000 (approximately 5.9% of 1994 base salary) by the Committee under the provisions of the PIP Plan for individual performance in 1994. Under PIP, since none of the corporate or divisional financial objectives were met, no cash awards were made under those provisions of PIP to Mr. Stuber (or any other Executive Officer). In March 1994, as part of grants to all Executive Officers prior to the negotiation of
the DEA Acquisition, Mr. Stuber received a long-term stock option grant     in
1994    of 40,000 shares under the EIP    , which are    exercisable.

1994 Compensation of Other Named Executive Officers
---------------------------------------------------


          Base salary adjustments for the other Executive Officers listed in the preceding tables were made by the Committee for the year 1994 based on generally accepted techniques of job, individual performance and judgmental evaluation. Base salary for Messrs. Junkunc and Paolino was raised $12,000 (6.7%) for 1994. Base salaries for the other two Executive Officers in the tables were not adjusted (and increased amounts reported in U.S. dollars in the tables reflect devaluation of the U.S. dollar as compared to the Swiss franc and British
pound    )   .  The other Executive Officers listed in the preceding tables were awarded cash bonuses under PIP for 1994 individual performance of $19,000 for Messrs. Junkunc and Paolino, $16,500 for Mr. Aparicio and $8,250 for Mr. Cooke. No awards were made under PIP for 1994 with respect to corporate and divisional financial objectives, which were not met.

          In making compensation decisions for senior executives, the Committee gives important consideration to the reports it receives from its compensation consultants regarding national trends for comparable jobs in similar industries. As a result, therefore, the Committee remains concerned that the Company's executive base salary levels continue to be more modest than it would like them to be. The Company's mid- and long-term stock incentive plans were, and will have to continue to be for the foreseeable future, the Company's best answer to compensating for base salaries which must, for budgetary reasons, be below desired salary range midpoints.

          On March 25, 1994, prior to negotiation of the DEA Acquisition, longer-term awards in the form of incentive stock option grants were made to six Executive Officers of the Company under EIP. Options for 40,000 shares were granted to Mr. Stuber, President and Chief Executive Officer (as described above), and options for 25,000 shares each to Messrs. Junkunc, Paolino and Aparicio; and 15,000 shares each to Messrs. Cooke and one other Executive
Officer    , which are    exercisable.  On such date awards of restricted stock
in the amount of 6,000 and 4,000 shares of Class A Stock, which vest ratably over a five-year period from the date of grant, were also made to Messrs. Junkunc and Aparicio, respectively.

          The amount of the stock-based awards was based in each case on an evaluation by the Committee of an appropriate level for the Executive Officer, which evaluation took into account the overall responsibility of the Executive Officer and his ability to impact results and also the amount of stock-based awards previously made to each Executive Officer. The Committee views these March 1994 stock-based awards as the first part of its program to make significant mid- and longer-term awards to the Executive Officers, including the new President and Chief Executive Officer when selected later this year, as an incentive to their achieving satisfactory financial results for the Company.

          Accordingly, the principal reason for the proposed increase of 500,000 shares of Class A Stock in the aggregate number of shares deliverable under the Company's 1989 Equity Incentive Plan, as proposed for stockholder approval in
Item 2, is to have sufficient shares to make substantial stock-based awards, together with short- or mid-term cash awards (for each year in a three-year period) to the group of senior executives, principally the Executive Officers, who have the task of turning around the Company's financial performance following the acquisitions completed in 1994 and the Company's results over the last several years. The Executive Officers expected to receive future stock-based and performance cash awards (the amounts of which have not been determined by the Committee) under the 1989 Equity Incentive Plan as amended would include the person subsequently selected by the Board of Directors to serve as the Company's new President and Chief Executive Officer following Mr. Stuber's decision in February 1995 to resign these positions.


                                                Russell A. Boss, Chairman
                                                John M. Nelson
                                                Paul R. Tregurtha


                            FOREIGN RETIREMENT PLANS

          Tesa SA ("Tesa"), one of the Company's principal foreign subsidiaries, maintains a defined contribution retirement plan required by Swiss law, pursuant to which benefits accrue on behalf of Messrs. Stuber and Aparicio annually in an amount equal to a percentage (based on the executive's age) of annual compensation and under which interest accrues on accrued benefit amounts at a compound annual rate of 4%. Upon retirement, the executive is entitled to receive an annual pension in an amount equal to 7.2% of the executive's total accrued benefits, and the estimated annual pension payable upon retirement at normal retirement age under such plan is $49,634 for Mr. Stuber and $99,416 for Mr. Aparicio. In addition, Tesa sponsors a separate defined contribution plan pursuant to which the named Executive Officers and other key employees are eligible to receive a lump-sum payment upon retirement. The estimated lump sums payable upon retirement under this sponsored plan at normal retirement age are $258,940 and $335,691, respectively, for Messrs. Stuber and Aparicio (converted at the rate of $.7332 per Swiss franc).

             Dr. C. John Cooke, Vice President-Custom Metrology Division, one of the named Executive Officers in the Summary Compensation Table, is a participant in the Brown & Sharpe Pension Plan covering the Company's U.K. employees. Dr. Cooke, who is designated a "Special Member" of the Plan which entitles him to the highest retirement benefit under such Plan, is eligible to retire and receive pension benefits under the plan at age 60 on January 19, 1997. Based on an estimated total final average salary of (Pounds)84,500, length of service and 13 3/4 years' participation in the Plan, he would be eligible to receive an
estimated final annual pension benefit net of any statutory     governmental
   social benefit of (Pounds)33,272     equivalent to approximately $51,012.

                   EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

          The Company has an Employment/Severance Agreement dated March 14, 1988 with Richard F. Paolino, Vice President-Measuring Systems, which provides for a two-year term of employment, commencing upon the date of a change of control (as defined for the purposes in the Agreement) of the Company. The two-year term of employment commenced on the occurrence of the acquisition by Finmeccanica S.p.A.
of shares of Class A Stock in connection with the acquisition    on September
28, 1994     by the Company of DEA  S.p.A.  In general, it provides for salary, bonus, participation in employee benefit plans and other fringe benefits at rates at least equal to those in effect immediately prior to the Change of Control. In the event his employment is terminated by the Company before the term expires (except for cause, as defined), Mr. Paolino is entitled to (i) the same rates of salary, bonus, benefits and fringes for the lesser of 12 months or the number of months remaining in the two-year term of employment, which payments are subject to mitigation, and (ii) a lump sum equal to the sum of his highest annual base salary during the three-year period immediately preceding termination, the value of annual fringe benefits, and the highest cash bonus received during the prior three-year period. Upon such termination, Mr. Paolino is also entitled to limited continuation of certain employee welfare plans and accelerated vesting of any stock options or restricted stock. For purposes of this agreement, Mr. Paolino's severance rights would also be triggered by a deemed termination following the change of control, which would include a reduction of employment compensation, benefits, position or responsibilities or relocation of the Company's principal executive offices. The payment and benefits will be reduced to the extent necessary to preserve their deductibility to the Company for Federal income tax purposes and to avoid imposition of any "excess parachute payments" taxes under the Internal Revenue Code. Mr. Paolino is subject to a covenant not to compete with the Company (as specified) during the two-year term of such employment and for the lesser of one-year or the balance of the term of employment following any such termination. The agreement also obligates the Company to pay legal fees incurred by Mr. Paolino to maintain his rights under the agreement and provides for letter of credit mechanics to carry this out.

          The Company also has an agreement with Charles A. Junkunc, Vice President and Chief Financial Officer, who joined the Company on May 4, 1992, to pay a severance amount to him equal to his annual salary in effect at the time of termination and to continue his basic employee benefits for a one-year period in the event his employment with the Company is terminated for any reason.
Under the agreement the Company will pay a bonus equal to the average of the bonus payments received by him during the three years (or such lesser period) prior to termination, pro rated according to the number of months of service during the year in which any termination occurs. In addition, Bonus payments of $51,000 for 1992 and $34,000 for 1993 were guaranteed pursuant to the agreement. Upon any termination Mr. Junkunc, if requested by the Company, is to provide consulting services to the Company for one year, with offsets against the payments to be made by the Company for any income received from other sources.

                            STOCK PERFORMANCE GRAPH

          The following graph sets forth information comparing the cumulative total return to holders of the Company's Class A Stock over the Company's last
five fiscal years    beginning at the market close on the last trading day
before the beginning of the Company's fifth preceding fiscal year     (the
"Measuring Period") with (1) the cumulative total return of the Standard & Poor's 500 Stock Index, and (2) the cumulative total return of the Standard & Poor's Machinery (Diversified) Index. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by
(ii) the share price at the beginning of the Measuring Period.

                             [GRAPH APPEARS HERE]

                              Brown & Sharp        S&P 500        S&P Machinery
Date                              Index             Index             Index
----                              -----             -----             -----
12/29/89                            100               100               100
12/31/90                       73.83804          96.83884          88.76608
12/31/91                       67.37721          126.0344            98.924
12/31/92                       49.84068          135.3301          109.0602
12/31/93                       56.30151          148.5131          161.2158
12/30/94                        48.9177          150.0091          153.5161


                                     ITEM 2
           APPROVAL OF AMENDMENT   S     TO THE EQUITY INCENTIVE PLAN
                   INCREASING THE NUMBER OF SHARES AUTHORIZED
                 TO BE AWARDED AND DELIVERED THEREUNDER    AND
                 LIMITING ANNUAL AWARDS TO EACH INDIVIDUAL


          Subject to approval by the stockholders at the 1995 Annual Meeting, the Board of Directors at its regular meeting held on February 15, 1995 approved a proposal to amend the Company's 1989 Equity Incentive Plan (the "Plan") to increase by 500,000 shares the aggregate number of shares of Class A Stock of the Company which may be issued and delivered upon options, restricted stock awards or other stock-based awards granted to employees under the Plan and to limit to 300,000 shares the number of shares that any recipient could
   thereafter     be awarded in any calendar year pursuant to stock options
granted under the Plan. The Plan as originally approved by the stockholders at the April 28, 1989 Annual Meeting authorized the issuance of 225,000 shares of the Company's Class A Stock and was amended by the Board of Directors on February 21, 1992 and approved by the stockholders of the Company at the 1992 Annual Meeting, to increase the number of shares authorized for delivery under the Plan by 150,000 shares for an aggregate of 375,000 shares of Class A Stock currently authorized for issuance.

          As of March 16, 1995, incentive stock options for a total of 195,000 shares (net of forfeitures) of the Company's Class A Stock and restricted stock awards for a total of 118,400 shares of Class A Stock have been awarded under the Plan leaving 61,600 shares available for the granting of options, restricted stock awards or other stock-based future awards under the Plan. The Board of Directors believes that the number of shares remaining available for issuance under the Plan is insufficient to continue to fulfill the purposes of the Plan as originally approved by the stockholders and that the number of shares authorized for delivery thereunder should be increased to 875,000.

          The Board approved   , subject to stockholder approval,      an
amendment limiting to 300,000 the number of shares that may    thereafter     be
awarded in a stock option grant to an individual in any calendar year during the remaining term of the Plan. Recently enacted Section 162(m) of the Internal Revenue Code places limitations on the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer and the four other most highly compensated Executive Officers unless the compensation is performance based.
For compensation attributable to stock options and stock appreciation rights to qualify as performance based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted during a specified period. The Board believes that the Company will benefit from this amendment by being able to deduct for income tax purposes any income realized by one of the designated Executive Officers in excess of $1 million upon the exercise of non-qualified stock option or stock appreciation right.

          The Directors believe that the Plan is an important means of attracting, holding and motivating key employees of the Company and that the Plan is a necessary and integral part of the Company's overall management
compensation program.     As noted under the heading "Compensation Committee
Report" earlier in the Proxy Statement, the principal reason for the proposed increase in the aggregate number of shares deliverable under the Company's 1989
Equity Incentive Plan, as proposed for stockholder approval in     this    Item
2, is to have sufficient shares to make substantial stock awards, together with
    mid   -term cash awards (for each year in a three-year period) to the group of senior executives, principally the Executive Officers, who have the task of turning around the Company's financial performance following the acquisitions completed in 1994. The group of Executive Officers to receive awards under the 1989 Equity Incentive Plan would include the person subsequently selected to serve as the Company's new President and Chief Executive Officer following Mr.
Stuber's decision     in February 1995    to resign these positions.  To date,
cash performance awards have not been made under the 1989 Equity Incentive Plan, but the Committee is considering that such awards would be an important part of the overall executive compensation program to be put into place later in
1995     (the amounts of which have not been determined by the Committee)   .
    The foregoing proposed amendment   s     will make no change to the Plan
other than increasing the total number of shares authorized to be delivered
under the Plan    and imposing a limit on annual grants of stock options.

            Set forth below is a summary of the Plan as is now in effect.

          ADMINISTRATION; ELIGIBLE EMPLOYEES. The Plan is administered by the Salary Committee of the Board, consisting of no fewer than three persons appointed by and serving on the Board of Directors, all of the members of which Committee must be "disinterested persons" as that term is defined under rules promulgated by the Securities and Exchange Commission and all of whom are considered "outside directors" for purposes of Code Section 162(m) and the regulations, including proposed regulations, thereunder. The Committee has full power to, among other matters, select from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants, to determine the specific terms of each grant, waive compliance with any term or condition of a grant, and, with the consent of the employee, substitute one grant for another, subject to the provisions of the Equity Incentive Plan. Persons eligible to participate in the Equity Incentive Plan will be those employees of the Company or any of its subsidiaries who are in a position to make a significant contribution to the success of the Company or its subsidiaries, as selected from time to time by the Committee. At March
   1    6, 199   5     approximately 65 persons, including one Director and 11
other officers, were eligible to participate in awards under the Equity Incentive Plan.

          STOCK OPTIONS. The Plan permits the granting of options that qualify as incentive stock options under the Internal Revenue Code ("incentive options" or "ISOs") and stock options that do not so qualify ("non-statutory options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the shares on the date of grant (110% in case of ISOs granted to a ten percent shareholder).

          The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant (five years in the case of an ISO granted to a ten percent stockholder). The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may, in its discretion, provide that upon exercise of an option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the participant will receive shares of Restricted Stock or Deferred Stock awards. Also, if the market price of the Common Stock subject to an option exceeds the exercise price of the option at the time of exercise, the Committee may, in its discretion and upon request by an employee, cancel the option and pay to the employee an amount in cash equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the option is canceled) and the aggregate exercise price which would have been paid.

          The exercise price of options granted under the Equity Incentive Plan must be paid in full in cash or by check or other instrument acceptable to the
Committee or   ,     if the terms of the option permit (or for a non-statutory
option, if the Committee permits at or after the grant of the option), by shares of Common Stock, which have been held for at least six months (unless the Committee approves in any instance a shorter period); by a promissory note
payable on terms acceptable to the Committee   ;     by delivery of an
unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or by any combination of the
foregoing, provided that the par value must be paid in cash    or by     check
or other instrument acceptable to the Committee.

          In the event of termination of employment by reason of retirement at or after age 60 with the consent of the Company, total and permanent disability, or death, an option will thereafter be exercisable until the date the option would have terminated if the participant had remained an employee or such
earlier date    as may be     established by the Committee either at or after
grant of the award. If an optionee terminates employment by reason of retirement or total and permanent disability and thereafter dies while the option is still exercisable, the option will be exercisable until the date the option would have terminated if the participant had remained an employee or
   such     earlier date    as may be     established by the Committee either at
or after grant of the award.

          If an optionee terminates employment for any reason other than retirement, total and permanent disability or death, his or her options, to the extent then exercisable, will remain exercisable until the earlier of (i) the
date which is three months after the date of termination    of employment     or
such later date as may be determined by the Committee either at or after grant of the Award; and (ii) the date on which the award would have terminated if the
participant had remained an employee   .  However, if     employment was
terminated for cause   ,     any awards    held by the optionee at the time of
termination shall promptly expire    .

          To qualify as incentive options, options must meet additional Federal tax requirements, including limits on the value of shares subject to incentive
options    that vest     annually    for     any participant, a shorter exercise
period after termination and    a     higher minimum exercise price in the case
of certain large stockholders.

          STOCK APPRECIATION RIGHTS. The Committee may also grant stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of unrestricted Common Stock, Restricted Stock, or Deferred Stock awards (as determined by the Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. In the case of stock appreciation rights granted in tandem with options, each stock appreciation right will be exercisable only at such time or times, and to the extent, that the related option is exercisable and will terminate upon the termination or exercise of any accompanying option. The accompanying option will terminate upon the exercise of the related stock appreciation right.

          In the event of the termination of an employee holding a stock appreciation right, the exercisability of such right will be treated in the same manner as a non-statutory option, such treatment being more fully described above.

          RESTRICTED STOCK AND UNRESTRICTED STOCK. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). The purchase price of shares of Restricted Stock shall equal the par value of those shares.

          Recipients of Restricted Stock must accept an award within 60 days of the grant of such award by written instrument and tender full payment, if any, in order to have any rights with respect to the Restricted Stock. The Committee may, at any time, accelerate the dates on which the restrictions will lapse or waive the restrictions. Generally, shares of Restricted Stock are non-transferable, and if a participant who holds shares of Restricted Stock terminates employment for any reason except retirement prior to the lapse or waiver of the restrictions, the employee must resell to the Company the shares of Restricted Stock for the amount paid for such shares, or forfeit them to the Company if no cash was paid. Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock.

          The Committee may also grant shares (at a purchase price equal to par value) which are free from any restrictions under the Plan ("Unrestricted Stock"), in recognition of past services or in other circumstances where the Committee determines the grant to be in the best interests of the Company.

          DEFERRED STOCK. The Committee may also make deferred stock awards under the Plan ("Deferred Stock Awards"). These are awards entitling the recipient to receive shares of Common Stock in one or more installments at a
future date or dates, and on such conditions as    may be     determined by the
Committee. Except as otherwise specified in the grant or agreed to by the Committee, all such rights will terminate upon the participant's termination of employment. The Committee may at any time accelerate the time at which delivery of all or any part of the shares will take place.

          PERFORMANCE AWARDS. The Committee may also grant awards based on certain performance criteria ("Performance Awards") entitling the recipient to
receive, without payment, shares of Common Stock or cash    performance awards
    in such combinations as the Committee may determine. Payment of the award may be conditioned on achievement of individual, departmental or any other category of performance goals over a fixed or determinable period and such other conditions as the Committee shall determine. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Performance Award will terminate upon a participant's termination of employment.

          Any conditions in any award may be waived or modified by the Committee
at any time prior to termination of employment.     Cash awards have not been
made under the Plan. However, as noted above, the Committee is considering a program of cash awards and stock options as incentives for the senior executives who are responsible for turning around the Company's financial performance.

          LOANS. The Company may make a loan to a participant ("Loan"), either on the date of or after the grant of any award to the participant. A Loan may be made either in connection with the purchase (whether upon exercise of an option or otherwise) of Common Stock under the award or with the payment of any Federal income tax with respect to income recognized as a result of the award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate, if any, whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

          SUPPLEMENTAL GRANTS. In connection with any award the Committee may, at the time such award is made or at a later date, provide for and grant a cash award to the participant ("Supplemental Grant") not to exceed an amount equal to
(1) the amount of any Federal, state and local income tax or ordinary income for which the participant will be liable with respect to the award, plus (2) an additional amount on a grossed-up basis necessary to make the participant whole after tax, discharging all the participant's income tax liabilities arising from all payments made in connection with awards.

          DIVIDENDS AND DEFERRALS. Except as specifically provided by the Plan, the recipient of an award will not give a participant rights as a Shareholder; the participant will obtain such rights subject to any limitations imposed by the Plan or the instrument evidencing the award, upon the actual receipt of Common Stock. The Committee may permit the immediate payment or the deferral or investment of benefits in an amount equal to cash dividends which would have been paid if shares subject to an award had been outstanding at the time of payment of such dividends. It may also permit participants to make elections to defer receipt of benefits under the Plan.

          ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS, ETC. The Committee is required to make appropriate adjustments in connection with outstanding awards and the maximum number of shares that may be delivered under the Plan to reflect stock dividends, stock splits and similar events. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions, or any similar corporate transactions, or any other event if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

          NON-TRANSFERABILITY OF AWARDS. No award (other than an award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during an employee's lifetime an award requiring exercise may be exercised only by the participant (or in the event of incapacity, the person or persons legally appointed to act on the participant's behalf).

          EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION. Neither adoption of the Plan nor the grant of awards to a participant affects the Company's right to grant to such participant awards that are not subject to the Plan, to issue to such participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees.

          The Committee may at any time discontinue granting awards under the Plan. The Board may at any time or times amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the Stockholders of the Company) increase the maximum number of shares available under the Plan, change the group of persons eligible to receive awards under the Plan, or extend the time within which awards may be granted. No amendment or termination of Plan may adversely affect the rights of any participant (without the participant's consent) under any award previously granted. Moreover, any amendment requiring Stockholder approval for purposes of satisfying any then applicable incentive stock option requirements under Federal tax law or the requirements of Rule 16b-3 under the Securities and Exchange Act of 1934 shall be subject to such Stockholder approval to the extent then required. Currently, the incentive stock option regulations would require Stockholder approval for an increase in the maximum number of shares issuable pursuant to incentive options under the Plan or a modification in eligibility requirements under the Plan. Rule 16b-3 requires such approval if the amendment materially increased benefits accruing to Company Directors and Officers under the Plan, materially increased the number of securities issuable under the Plan or materially modified eligibility requirements under the Plan.

          STOCK WITHHOLDING. In the case of an award under which Common Stock may be delivered, the Committee may permit the participant or other appropriate person to elect to have the Company hold back from the shares to be delivered for delivery to the Company, shares of Common Stock having a value sufficient to satisfy any Federal, state, and local withholding tax requirements.

          PAST SERVICE AS CONSIDERATION. Where a participant purchases Common Stock under an award for a price equal to the par value of the Stock, the Committee may determine that the price has been satisfied by past services rendered by the participant.

          CHANGE IN CONTROL PROVISIONS. The Plan provides that in the event of a "Change in Control" (as defined in the Plan): (a) each outstanding option and appreciation right will immediately become exercisable in full; (b) Restricted Stock will immediately become free of all restrictions and conditions; (c) conditions on other awards which relate solely to the passage of time and continued employment will be removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the Company and the participant; and (d) unless otherwise provided in the award, during the 60-day period following the Change in Control, a participant holding an option or an appreciation right will have the right to surrender all or part of his or her award to the Company and receive cash payment equal, in general, to the difference between (i) the exercise price and
(ii) the value of the stock determined by reference to the highest reported value of the stock in the 60-day period ending on the date of the Change in Control or, if higher, the highest price paid for the stock by certain persons described in the definition of the term Change in Control. The issue of shares to Finmeccanica S.p.A. in connection with the DEA acquisition did not constitute a change in control under the EIP.

FEDERAL INCOME TAX EFFECTS

          In general, neither the grant or the exercise of an incentive stock option will result in taxable income to the option holder or a deduction to the Company. However, option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

          If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant and at lease one year after the date of exercise, any gain or loss recognized upon the disposition of the stock will be considered long-term capital gain or loss and will be taxed accordingly. If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the stock on the date of exercise. The amount of ordinary income realized on a disqualifying disposition may be limited when the stock is sold for less than its value on the exercise date. Incentive options granted to an optionee will be treated for Federal income tax purposes as non-statutory options (see below) to the extent the aggregate value (determined as of the time of grant) of the stock for which the options first become exercisable in any calendar year exceeds $100,000.

          In the case of non-statutory options, no income results upon the grant of the option. When an option holder exercises a non-statutory option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price.
The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

          Special rules will apply in the case of officers or directors subject to the short-swing profit limitations of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who exercise options within six months of the grant of those options.

          Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the corporation's top five officers. The deduction limitation is subject to a number of important exceptions, including an exception for so-called "performance-based" compensation. It is anticipated
that options granted under the Plan     as proposed to be amended    will be
eligible for an exception from the $1 million deduction limitation. However, final regulations under Section 162(m) have not yet been issued.

          The Internal Revenue Code also imposes a 20% additional tax, and denies a deduction, where remuneration paid in connection with a change in control exceeds specified limits. In determining whether these limits have been exceeded, options that vest upon a change in control of the Company may be taken into account.

          The foregoing summary is limited to Federal income tax consequences and does not purport to be a complete description of those taxes.

VOTE REQUIRED FOR APPROVAL.

          Approval of the Amendment   s     described above to the 1989 Equity
Incentive Plan will require    the affirmative vote of the holders     of the
shares of Class A Stock and Class B Stock voting together as a single class
   representing a majority of the votes cast on the proposal    .  The
amendment   s     shall become effective upon Stockholder approval thereof.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE 1989 EQUITY INCENTIVE PLAN.


                                     ITEM 3
                          RATIFICATION OF APPOINTMENT
                                       OF
                            INDEPENDENT ACCOUNTANTS


          The Board of Directors, upon the recommendation of the Audit
Committee, has appointed the firm of Ernst & Young    L.L.P.     as the
Company's independent accountants for fiscal 1995, subject to approval by the stockholders. In the event the stockholders do not ratify the selection of Ernst & Young, the Board of Directors will consider the selection of another accounting firm to serve as the Company's independent accountants. Neither Ernst & Young nor any of its partners has any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Coopers & Lybrand L.L.P. has acted as the Company's independent accountants for the past two fiscal years. The Audit Committee of the Board, upon the recommendation of management and after consideration of
   various factors, including     presentation   s     made to the Committee by
Ernst & Young    and Coopers & Lybrand     outlining the    respective
    scope   s     and cost   s     of audit and non-audit services they propose
to make available to the Company, has recommended to the Board at its regular meeting held on February 15, 1995 and the Board unanimously approved, subject to ratification of the stockholders, that Ernst & Young be appointed to replace Coopers & Lybrand as the Company's independent accountants for 1995. Coopers & Lybrand's report on the Company's financial statements for the past two fiscal years did not contain any adverse opinion or a disclaimer of opinion nor were such statements qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and interim period subsequent to completion of the most recent fiscal year, the Company believes there were no disagreements with Coopers & Lybrand preceding the effective date of their dismissal on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure which were not resolved to the satisfaction of Coopers & Lybrand. Coopers & Lybrand has delivered a letter to the Securities and Exchange Commission and the Company confirming the foregoing statements.

          Ernst & Young is a well recognized firm of independent certified public accountants of long-standing reputation in the accounting profession and is one of the so-called "big six" firms of international certified public accounting firms. The firm has extensive experience auditing the accounts of some of the largest publicly owned industrial companies in the world and possesses extensive domestic and foreign resources in all of the countries in which the Company has its major operations. In addition, the firm's Italian affiliated partnership, Reconta Ernst & Young, have been for the past three years the auditors for DEA S.p.A., which now comprises a significant portion of the Company's business operation since its acquisition from Finmeccanica S.p.A. in September of 1994 and accordingly possesses significant knowledge and understanding of the accounting policies, practices and procedures affecting that operation. Although the Company has generally been satisfied with the services provided by Coopers & Lybrand over the years, management believes based on the foregoing and on other factors considered by the Audit Committee that it is in the best interest of the Company to appoint Messrs. Ernst & Young as its independent accountants for the 1995 year.

          Representatives of Ernst & Young and Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
PROPOSAL TO APPOINT ERNST & YOUNG    L.L.P.     AS THE COMPANY'S INDEPENDENT
ACCOUNTANTS FOR FISCAL 1995.


                              GENERAL INFORMATION

       STOCKHOLDER PROPOSALS

          All stockholder proposals intended to be submitted at the Company's 1996 Annual Meeting must be received by the Secretary of the Company on or before November 30, 1995 in order to be considered for inclusion in the Company's 1996 proxy materials.

SOLICITATION AND VOTE OF PROXIES

          All shares represented by duly elected proxies will be voted FOR the election of the Board's nominees named herein as Directors unless authority to vote for the proposed slate of Directors or any individual Director has been withheld. If for any reason any of such nominees should not be available as a candidate for Director, the proxies will be voted for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposal to amend the Company's 1989 Equity Incentive Plan and the proposal
    to ratify the appointment of Ernst & Young    L.L.P.     as the Company's
independent accountants, all such shares will be voted FOR such
proposal   s    , unless the proxy specifies that it should be voted against a proposal or not voted at all. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

          Consistent with state law and under the Company's by-laws, the holders
of shares entitled to    cast a majority of the votes entitled to be cast on
a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

          The four nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the
matter is necessary to approve the action   s     proposed in Item   s     2
and 3    , as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

          The Judges of Election will count the total number of votes cast "For" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

          The entire expense of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Directors, officers, and employees of the Company may solicit in person, by telephone, facsimile, telegram or by telex. The Company will reimburse persons holding stock for others in their names or in nominee names for their reasonable expenses in sending soliciting material to the beneficial owners of common stock.


IMPORTANT NOTICE

          No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope at your earliest convenience.

                                      By Order of the Board of Directors,

                                      /s/ James W. Hayes, III

                                      James W. Hayes, III
                                      Secretary and Corporate Counsel

North Kingstown, Rhode Island 02852

April 3, 1995